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                                                                    EXHIBIT 99.9

                                             GENERAL DIRECTION OF NETWORKS
                                             AND RADIOCOMMUNICATION
                                             119.206 0645

                                                           REGISTRATION NUMBER
                                                           24--SVA-96


REGISTRATION CERTIFICATE ISSUED BY THE MINISTRY OF COMMUNICATIONS AND TRANSPORTATION FOR THE PROVISION OF VALUE ADDED SERVICES

Based on Article 33 of the Federal Telecommunications Law the following registration certificate is granted in accordance with the following terms:

Granted to:              American Telesource International de Mexico, S.A. de
                         C.V,

Address:                 Torres Adalid 7, Col. Del Valle, C.P. 03100

Legal Representative:    Jesus Enriquez Perez

Type of Service(s):      Electronic Data Exchange, Electronic Mail and Remote
                         access to Databases

Applications:            Transfer of documents through preestablished formats;
                         data and facsimile mailboxes; provision of general interest data stored in databases; Internet access.

Public Network Utilized: Telefonos de Mexico, S.A. de C.V.'s Public Telephone
                         Network

This registration certificate is governed by the General Communications Law, the Federal Telecommunications Law, Telecommunications Regulations and all applicable legislation issued; by the Contracts, Agreements, and Treaties executed and those in the future to be executed and ratified by the Mexican Government and by the conditions shown in this certificate.

In Mexico City, D.F. on February 23, 1996.

General Director

Lic. Luis Miguel Alvarez Alonso
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                                  CONDITIONS

1. The registration for the provision of value added services supported by this certificate have an indefinite term. When the service provider stops providing the services for its own convenience, the provider must notify the Ministry of Communications and Transportation.

1. To provide value added services, the provider agrees to solely utilize homologated equipment and public telecommunications networks authorized by the Ministry of Communications and Transportation.

1. The Ministry of Communications and Transportation shall have the ability at any time to make administrative technical inspections at the provider's facilities and request additional information related with the value added services registered.

1. The service provider must notify the Ministry of Communications and Transportation any modification in their address, legal representative, addition of new services or the transmission means utilized to provide the services.before any changes are made.

1. Providing false information upon registering the value added services or in any other request made to the Ministry of Communications and Transportation will be reason to initiate any sanction proceedings.

1. The value added services provider whose registration certificate is attached hereto must submit to the Ministry of Communications and Transportation on an annual basis and within 30 days after the anniversary date of this certificate, a completed "Annual Report of Value Added Services" for the purpose of maintaining updated information. By not submitting in a timely manner the above mentioned report, it shall be understood as desisting to continue to provide the services and shall automatically generate cancellation of its registration.

1. The exercise of the rights derived from this registration implies the unconditional acceptance of all the terms by the service provider.

(Illegible signature)

cc: Lic. Carlos Casasus Lopez Hermosa - Undersecretary of Communications and Technological Development.